Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
This separation agreement and release is dated December 11, 2025, and is between lululemon athletica inc., a Delaware corporation (the “Company”), and Calvin McDonald, an individual (“Executive”).
Executive and the Company entered into an Executive Employment Agreement dated July 18, 2018 (the “Employment Agreement”). Capitalized terms used but not otherwise defined in this agreement have the meanings given those terms in the Employment Agreement.
The board of directors of the Company and Executive have agreed that Executive will (1) cease serving as a member of the board of directors of the Company effective as of the Transition Date (as defined below), (2) cease serving as the Company’s Chief Executive Officer effective as of January 31, 2026 (that date, the “Transition Date”), and (3) continue as a senior advisor to the Company through March 31, 2026 (that date, the “Separation Date”), at which time Executive’s employment with the Company will terminate.
The parties acknowledge and agree that Executive’s termination of employment on the Separation Date will be treated as a termination by the Company without Cause under the Employment Agreement.
The parties desire to settle all claims and issues that have, or could have, been raised, in relation to Executive’s employment with the Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and the Company to date, including, but not limited to, Executive’s employment with the Company or Executive’s termination of that employment, on the terms set forth below.
The Company and Executive therefore agree as follows:
1.    Executive hereby ceases serving (1) as a member of the board of directors of the Company, effective as of the Transition Date, (2) as Chief Executive Officer of the Company, effective as of the Transition Date, and (3) in any and all other positions that Executive holds with the Company or any affiliated entity (other than as a member of the board of directors of the Company and Chief Executive Officer through the Transition Date and as a Senior Advisor through the Separation Date as described below), effective immediately. Executive will sign any documentation that the Company reasonably requests to confirm such resignations. If for any reason this paragraph is deemed insufficient to effect these resignations, Executive hereby authorizes the Company to execute any documents or instruments consistent with this paragraph that the Company deems necessary or desirable to effect those resignations, and to act as Executive’s attorney-in-fact with respect thereto.
2.    Effective as of the Transition Date, Executive is appointed to serve as a Senior Advisor to the Company and will continue in that capacity through the Separation Date (such period, the “Transition Period”). Executive’s continued employment during this period is limited to such Senior Advisor role. Executive’s employment will end on the Separation Date, and Executive will sign any documentation the Company reasonably requests to confirm these
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changes. If confirmation is required, Executive hereby authorizes the Company to execute and documents or instruments consistent with this paragraph that the Company deems necessary or desirable to effect these changes, and to act as Executive’s attorney-in-fact with respect thereto. Executive acknowledges and agrees that Executive no longer has any authority or power to bind the Company or any affiliated entity, or to act on behalf of the Company or any affiliated entity in any manner from and after the Transition Date. As Senior Advisor during the Transition Period, Executive shall report to the Interim Chief Executive Officers of the Company and shall provide services to assist in the transition of the Chief Executive Officer role. Executive shall not be required to travel during the Transition Period, but shall continue to have support of an administrative assistant.
3.    Executive’s separation shall be treated as a termination by the Company without Cause for purposes of the Employment Agreement. The Company shall provide Executive with the severance payments and other benefits expressly provided under Section 5.03 of the Employment Agreement, in each case subject to and in accordance with the terms and conditions of the Employment Agreement and this agreement.
4.    The Company shall pay Executive’s Base Salary and continue to provide the benefits to which Executive is entitled to as of immediately prior to the date hereof, in each case, through the Separation Date, and the Company shall pay Executive the value of Executive’s accrued, unused vacation leave, pro-rated for that portion of the calendar year up to the Separation Date, on the first payroll period following the Separation Date, in each case subject to all applicable withholdings and deductions. For the avoidance of doubt, Executive shall continue to be covered with respect to all periods through the Separation Date under indemnification and advancement of expenses to the extent provided under the Company’s bylaws, any written indemnification agreement with the Company, or otherwise under applicable law, and/or coverage under any applicable directors and officers insurance policy, both through the Separation Date and thereafter to the same extent as other former officers and directors of the Company are covered under such indemnification arrangements or directors and officers insurance policies then in effect.
5.    In exchange for and subject to the releases and other covenants of Executive included in this agreement, in addition to the severance payments ($2,100,000) and other benefits expressly provided under Section 5.03 of the Employment Agreement (which shall include reimbursement for any expenses incurred by Executive prior to the Separation Date in accordance with the Company’s reimbursement policies and procedures and if properly submitted by Executive), the Company shall provide Executive with (1) a lump sum cash payment equal to the amount of the fiscal 2025 bonus Executive would have been entitled to receive if Executive were employed on the date fiscal 2025 bonuses are paid (the “Bonus Payment Date”), notwithstanding Executive’s termination of employment prior to such date (subject to the terms of the plan, without the application of any negative discretion, and with any subjective factors being determined in a manner no less favorable to Executive than the determinations applicable to other similarly situated executives of the Company), and (2) a lump cash payment equal to $3,050,000 (those payments, the “Consideration”). The Consideration will be paid as soon as practicable after the later to occur of the Effective Date described in paragraph

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11 and the Bonus Payment Date, in each case subject to regular and statutory withholdings and deductions. Executive acknowledges that Executive would not otherwise be entitled to receive the Consideration if Executive did not enter into this agreement. The Consideration is subject to and conditioned on (1) Executive’s execution of a full general release of claims in substantially the form of the release in paragraph 10 releasing all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company as of the Separation Date (and which the Company shall provide to Executive within five (5) days following the Separation Date), (2) Executive’s compliance in all material respects with the Restrictive Covenant Agreement, and (3) Executive not engaging in conduct constituting Cause on or before the Separation Date (those conditions, the “Consideration Conditions”) and, accordingly, the Consideration will be forfeited if Executive fails to comply with the Consideration Conditions. The Consideration is in U.S. Dollars. The Company shall provide Executive with written notice of any alleged failure to comply with the Consideration Conditions and not less than ten business days to cure such failure (if curable and subject to Executive’s good faith efforts to do so). For the avoidance of doubt, the Company shall pay Executive (or Executive’s estate, if applicable) the Consideration (and shall provide the benefits in Section 6 below) in the event Executive’s employment terminates prior to the Separation Date as a result of (x) termination by the Company without Cause, (y) Executive’s death or disability or (z) Executive’s termination following a material breach of this agreement by the Company, which breach is not cured within 10 business days following written notice from the Executive; provided, that, for death Executive shall have any more favorable treatment in the award agreement, and, if Executive is terminated without Cause, the Company shall pay the base salary through the scheduled Separation Date.
6.    Subject to Executive’s compliance with the Consideration Conditions: (1) if not previously vested prior to the Separation Date, the PSUs with a performance period ending in March 2026 shall be vested, (2) Executive’s rights under Executive’s other outstanding PSU awards will be determined in accordance with Section 5.7 (Termination by Reason of Retirement) of the applicable PSU award agreement, and (3) Executive’s outstanding stock option awards will be determined in accordance with Section 7.1(d) (Termination by Reason of Retirement) of the applicable option agreement, except that the post-termination vesting continuation period under that section will be 48 months following the Separation Date and the post-termination exercise period under that section will end on the earlier to occur of four years after the Separation Date or the Option Expiration Date (as defined in the applicable option agreement). Executive acknowledges that Executive would not otherwise be entitled to receive the benefits provided in this paragraph if Executive did not enter into this agreement, and that these benefits will be forfeited if Executive fails to comply with the Consideration Conditions. Other than as specifically stated herein or in the applicable equity award agreement, Executive acknowledges that Executive will not be entitled to receive any additional cash or equity awards or vesting on any existing cash or equity awards from the Company (other than any dividends or dividend equivalents, if applicable).
7.    Notwithstanding Article 3 of the Restrictive Covenant Agreement attached as Schedule A to the Employment Agreement (the “Restrictive Covenant Agreement”), Executive hereby consents to the Statements (as defined in the Restrictive Covenant Agreement) made or to

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be made by the Company contained in the draft press release provided to Executive on or prior to the date hereof, and any other Statements materially consistent with those Statements (and the Company shall only make Statements consisting of the press release or additional Statements materially consistent with the press release), and agrees that any such Statements do not violate the Restrictive Covenant Agreement. Furthermore, nothing in this paragraph or the Restrictive Covenant Agreement will preclude the Company from disclosing information required under applicable law or in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena.
8.    The Restrictive Covenant Agreement is hereby modified to add the following:
a.    At the end of Section 3.1: The Company shall permanently refrain from making any Statements that a reasonable person would regard as materially disparaging of the character or reputation of Executive. Either party may make truthful statements (a) to the extent reasonably necessary to rebut false or misleading statements made by the other party, or (b) as required by applicable law or in response to a court order, subpoena, or a governmental or regulatory investigation.
b.    At end of Section 4.1(a): For the avoidance of doubt the term “Competing Business” will not include entities that offer athletic apparel or accessories as part of a broader product offering where such athletic apparel or accessories do not comprise more than 5% of such companies’ total revenues (e.g., Amazon, Walmart, Target, sports teams or leagues, etc.). Further, nothing in this section will prohibit Executive from providing services to a portfolio entity of a private equity firm or venture capital fund if such portfolio entity is not engaged in a Competing Business notwithstanding that such private equity firm or venture capital fund may own other entities which engage in a Competing Business, in each case so long as Executive does not provide services to, advise, support, or otherwise have any responsibilities relating to (including strategic, operational, or advisory responsibilities) any portfolio company or other entity that engages in a Competing Business, and does not provide any strategic or operational direction to the investment entity with respect to any such portfolio company or entity.
c.    At end of Section 4.2: Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity, so long as Executive has no active participation in the business of such entity, or from making investments in hedge funds or private equity funds or similar managed vehicles so long as Executive does not have managerial or operational control of, or advisory responsibilities with respect to, any portfolio company that engages in a Competing Business and provided that Executive has no right to control or materially influence investment decisions of such vehicle.
9.    Executive understands and agrees that the Company is neither providing tax nor legal advice, nor is the Company making representations regarding tax obligations or consequences, if any, related to this agreement. Executive further agrees that Executive will assume and hereby assumes any such tax obligations or consequences that may arise from this agreement, and that Executive may not seek any indemnification from the Company in this regard. Executive agrees that, in the event that any taxing body determines that additional taxes

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are due from Executive, Executive acknowledges and assumes all responsibility for the payment of any such taxes and agrees to indemnify, defend, and hold the Company harmless from the payment of such taxes, except to the extent arising from the Company’s failure to comply with its statutory obligation to withhold and remit applicable taxes. Executive agrees that Executive is responsible for the payment of any applicable taxes on compensation paid or provided to Executive under this agreement and Executive hereby releases and discharges the Company from any claim related to the payment of any such taxes, except to the extent arising from the Company’s failure to comply with its statutory obligation to withhold and remit applicable taxes, including with respect to any taxes under Section 409A of the Internal Revenue Code. Executive further agrees to pay, on the Company’s behalf, any interest or penalties imposed as a consequence of such tax obligations, and to pay any judgments, penalties, taxes, costs, and attorneys’ fees incurred by the Company as a consequence of Executive’s failure to pay any taxes due, other than to the extent arising from the Company’s failure to comply with its statutory obligation to withhold and remit applicable taxes.
10.    Executive agrees that the Consideration and the benefits described in paragraph 6 represents settlement in full of all outstanding obligations owed to Executive by the Company. THIS IS A GENERAL RELEASE OF ALL CLAIMS. Executive unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s current and former officers, directors, agents, employees, successors and assigns (collectively, the “Released Parties”), from all claims related to the transactions or occurrences between them to the date of this agreement, to the fullest extent permitted by law, related to Executive’s employment with the Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising out of Executive’s employment with the Company, whether under the laws of the United States prior to the Relocation (as defined in the Employment Agreement) or the laws of British Columbia (collectively, “Claims”). This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, provincial, state or federal law, including, but not limited to alleged violations of the British Columbia Employment Standards Act, the British Columbia Human Rights Code and the U.S. federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”) (if applicable), and all claims for attorneys’ fees, costs, penalties, interest and expenses. Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether provincial, state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein. Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this agreement and agrees, nonetheless, that this agreement and the release contained in it is and remains effective in all respects notwithstanding such different or additional facts or the discovery of them. Executive declares and represents that Executive intends this agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Executive intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible Claims against

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the Released Parties, to the fullest extent permitted by law. Notwithstanding the foregoing, nothing in this agreement shall be deemed a waiver or release of: (1) any rights, remedies or claims Executive may have in enforcing the terms of this agreement; (2) any claims related to Executive’s vested or accrued employee benefits; (3) any claims related to Executive’s rights as a stockholder or equity award holder of the Company; (4) Executive’s eligibility for, or right to receive, indemnification and advancement of expenses to the extent provided under the Company’s bylaws, any written indemnification agreement with the Company, or otherwise under applicable law, and/or coverage under any applicable directors and officers insurance policy; or (5) any rights that cannot be waived as a matter of law.
11.    To the extent Executive performed any services in California during Executive’s employment with the Company, Executive expressly waives any right or benefit available to Executive in any capacity under the provisions of California Civil Code section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
12.    Executive will comply in all material respects with continuing covenants and obligations contained in the Restrictive Covenant Agreement and the Employment Agreement in accordance with their terms.
13.    By entering into this agreement, neither Executive nor the Released Parties make any admission that Executive or any Released Party has engaged, or is now engaging, in any unlawful conduct. The parties understand and acknowledge that this agreement is not an admission of liability and may not be used or construed as such in any legal or administrative proceeding. Executive has been advised to consult with an attorney before executing this agreement.
14.    Executive acknowledges and agrees that (1) Executive has read and understands the terms of this agreement and had 21 days to review this agreement; (2) Executive has been advised in writing to consult with an attorney before executing this agreement; (3) Executive has obtained and considered such legal counsel as Executive deems necessary; (4) by signing this agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily; and (5) Executive has seven days following Executive’s execution of this agreement to revoke the release of any claims under ADEA, if Executive sends notice by certified mail to the Company, attention Executive Chair. If Executive does not revoke acceptance within the seven-day period, Executive’s acceptance of this agreement will become binding and enforceable on the eighth day following execution or, if the seven-day revocation period is not applicable to Executive, the date hereof (that date, the “Effective Date”). This agreement does not waive or release any rights or claims that Executive may have under ADEA that arise after the execution of this agreement. In addition, this agreement does not prohibit Executive from challenging the validity of this agreement’s waiver and release of claims under ADEA.
15.    Executive understands and agrees that, to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against any of the

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Released Parties at any time in the future, in any federal, state, provincial, or municipal court, administrative agency, or other tribunal, arising out of any of the Claims, which Executive has waived by virtue of executing this agreement. Executive agrees not to file or pursue any such legal claims and, if Executive does pursue such legal Claims, Executive waives any right to receive monetary recovery. By Executive’s signature below, Executive represents that Executive has not filed any such legal Claims against any of the Released Parties in any federal, state, provincial, or municipal court, administrative agency, or other tribunal. Nothing in this agreement will be construed to waive any claims that cannot be waived as a matter of law. In addition, this agreement does not prevent Executive from filing an administrative charge against any Released Parties that may not be released as a matter of law; however, Executive agrees that Executive will not be entitled to recover any monetary payments or other individual benefits in any such proceeding. This release does not waive any rights or claims that may arise after the date that Executive executed this agreement, and nothing in this agreement will affect the ability of Executive or the Company to enforce rights or entitlements specifically provided for under this agreement as stated herein. Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any current or former officer, director, employee, agent, representative, shareholder, or attorney of the Company related to information obtained by Executive pursuant to Executive’s employment with the Company, unless under a subpoena or other court order to do so or as otherwise required by applicable law, or as otherwise reasonably appropriate in connection with Executive’s duties as an executive, board member or consultant of an entity (unless Executive was retained by such entity for the purpose of providing such counsel or assistance). Nothing in this agreement is to be construed to prohibit Executive from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization or from engaging in any legal process with the Company with respect to a future dispute with regard to the terms of this agreement or from exercising any rights that cannot be waived under applicable law.
16.    In consideration for the Consideration and all other promises stated above, for 36 months following the Separation Date, Executive will provide to the Company, and to any or all of its subsidiaries, divisions, and affiliated companies, such cooperation in legal proceedings as is reasonably requested, including by furnishing information and/or testimony in connection with such legal proceedings. During such 36-month period, Executive expressly agrees to reasonably cooperate with the Company and its subsidiaries (including the Company’s outside counsel) in connection with the preparation of SEC filings as they pertain to periods through the Separation Date and the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company reasonably believes Executive may have knowledge or information as a result of information obtained by Executive during Executive’s employment with the Company. Executive also agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls Executive as a witness. Any cooperation hereunder shall be subject to reasonable written notice from the Company and to Executive’s business and personal commitments. The Company agrees to reimburse Executive for any reasonable travel expenses incurred at the request of the Company (at the same travel class as of the date hereof) and other reasonable out of pocket

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expenses and fees that pre-approved by the Company that Executive incurs in connection with this 16, including reasonably incurred legal fees if Executive in good faith believes independent counsel to be appropriate and subject to the good faith approval of the Company’s general counsel which shall not be unreasonably conditioned, delayed or denied. Executive further agrees that Executive will not voluntarily provide information to or otherwise cooperate with any individual or private entity that is contemplating or pursuing litigation or any type of action or claim against the Company, its successors or affiliates, except as required by law or regulation or as otherwise reasonably appropriate in connection with Executive’s duties as an executive, board member or consultant of an entity (unless Executive was retained by such entity for the purpose of providing such cooperation). Nothing within this paragraph 16 will require Executive to waive Executive’s constitutional rights.
17.    All remedies at law or in equity will be available to the Executive and the Released Parties for the enforcement of this agreement. This agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against the Released Parties related to the Claims released under this agreement.
18.    Executive understands and agrees that as a condition of receiving the Consideration, Executive shall return on or prior to the Separation Date all Company property, data and information belonging to the Company, including information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers/laptops, cellular phones, hard or external drives, documents or information, including but not limited to confidential information in Executive’s possession or control (other than de minimis items). Further, Executive represents that Executive has not retained and will not retain any copies thereof, including electronic copies, and agrees that Executive will not use or disclose to others any confidential or proprietary information of the Company, including but not limited to employee information, marketing information, trade secret information, client or customer data or contact information, strategic plans, financial information, correspondence, and training materials. To the extent Executive at any point discovers Company property that Executive failed to return, Executive will return any and all such Company property as soon as practicable. The Company agrees to return Executive’s personal property on or prior to the Separation Date. Notwithstanding the foregoing, Executive will be provided with an electronic copy of Executive’s Outlook contacts or comparable electronic rolodex and personal correspondence. In addition, Executive will be permitted to retain Executive’s laptop computer and mobile phone once both such devices have been scrubbed clean of Company proprietary information by the Company’s information technology department, unless the parties mutually agree that the scrubbing is not necessary. Executive shall be permitted to retain the printer(s) in Executive’s possession.
19.    Executive understands and acknowledges that the promises in this agreement are a material inducement for Released Parties to enter this agreement and are of the essence of this agreement. Executive therefore agrees that if Executive should breach in any material respect any of the provisions of the aforementioned paragraphs, Executive will be obligated to return to the Company the Consideration on an after-tax basis, to the extent permitted by applicable law. The Company shall provide Executive with written notice of any alleged breach and not less than

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ten business days to cure such failure, if curable and subject to Executive’s good-faith efforts to do so.
20.    Executive represents that, as of the date hereof, Executive has no knowledge of any wrongdoing by the Company involving improper or false claims against a federal or state governmental agency. The Company acknowledges that it is not aware of any claims it or others may have against the Executive for any actions or inactions through the date of this agreement.
21.     The parties will bear their own attorneys’ fees and costs associated with negotiation and execution of this agreement. In addition, either party is entitled to seek all available legal remedies to enforce this agreement, including seeking injunctive or declaratory relief in any jurisdiction, notwithstanding paragraph 22.
22.    If any provision of this agreement is found unenforceable, the unenforceable provision is to be deemed deleted and the validity and enforceability of the remaining provisions is not to be affected thereby. This agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof. The validity, interpretation and performance of this agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to the conflict of law principles of any jurisdiction, and any action or proceeding arising out of or in connection with this agreement may be brought only in the courts of competent jurisdiction in the State of Delaware. This Agreement does not grant Executive any rights with respect to continued employment by the Company after the Separation Date. This agreement is intended to be the entire agreement between the parties and supersedes and cancels all other and prior agreements, written or oral, between the parties regarding this subject matter, except that this agreement does not supersede, cancel or limit sections 4.03 (Policies, Rules and Regulations), 4.04 (Conflicts of Interest), 4.06 (Restrictive Covenants), 4.08 (Employee Handbook and Anti-Bribery), 4.10 (Confidential Information), 5.05 (Fair and Reasonable), 5.07 (No Termination Claims), 5.08 (Resignation as Director and Officer) or 5.09 (Provisions which Operate Following Termination) or Article 6 (Miscellaneous) of the Employment Agreement; the Restrictive Covenant Agreement (except as expressly provided herein); the Company’s equity incentive plans and all applicable award agreements thereunder; the Company’s Executive Bonus Plan or any other obligations specifically preserved under this agreement. This agreement may be amended only by a written instrument executed by all parties hereto. The parties may sign this agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.
[Signature page follows]

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The parties are signing this separation and release agreement on the date stated in the introductory clause.

lululemon athletica inc.
/s/ MARTI MORFITT
By: Marti Morfitt Its: Board Chair
/s/ CALVIN MCDONALD
Calvin McDonald

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